Exhibit 23.1

                             Stan Jeong-Ha Lee, CPA
              2160 North Central Rd. Suite 209 * Fort Lee * NJ 07024
                   P.O. Box 436402 * San Diego * CA 92143-6402
            619-623-7799 * Fax 619-564-3408 * E-mail stan2u@gmail.com


To Whom It May Concerns:

The firm of Stan Jeong-Ha Lee, Certified Public Accountants, consents to the inclusion of our report of July 11, 2012, on the audited financial statements of WEBFOLIO INC. as of May 31, 2012 and 2011 and for the period from May 16, 2011 (inception) to May 31, 2011 and for the fiscal year ended May 31, 2012 and cumulative period from May 16, 2011 (inception) to May 31, 2012 in Form S-1 Amendment No 4 to be filed now in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,


/s/ Stan Jeong-Ha Lee
-----------------------------------
Stan Jeong-Ha Lee, CPA
February 27, 2013
Fort Lee, NJ 07024